EXHIBIT 99

BLUE RHINO CORPORATION

AMENDED AND RESTATED STOCK OPTION PLAN
FOR NON-EMPLOYEE DIRECTORS
(As Amended and Restated through October 17, 2003)

BLUE RHINO CORPORATION

AMENDED AND RESTATED STOCK OPTION PLAN
FOR NON-EMPLOYEE DIRECTORS
(As Amended and Restated through October 17, 2003)

     This Amended and Restated Stock Option Plan for Non-Employee Directors amends and restates in its entirety as of October 17, 2003, that certain Stock Option Plan for Non-Employee Directors of Blue Rhino Corporation, which was originally effective on May 18, 1998 and previously amended and restated as of December 30, 1998, May 17, 2001, October 31, 2001 and February 21, 2003.

     SECTION 1. PURPOSE. The purpose of the Stock Option Plan for Non-Employee Directors (the “Plan”) is to attract and retain persons of exceptional ability to serve as members of the Board of Directors of Blue Rhino Corporation (the “Company”), and to align the interests of the Company’s non-employee directors with that of the stockholders in enhancing the value of the Company’s capital stock. This purpose will be carried out through the granting of nonqualified stock options (individually, an “option,” and collectively, “options”) to eligible non-employee directors of the Company.

     SECTION 2. ADMINISTRATION.

     (a)     The Plan shall be administered by the Board of Directors of the Company (the “Board” or the “Board of Directors”), unless the Board delegates all or part of its discretion to administer the Plan to the Compensation and Management Development Committee of the Board or such successor committee of the Board that is designated by the Board to administer the Plan (collectively, the “Committee”). The Committee shall be comprised of such number of “non-employee directors,” as such term is defined in Rule 16b-3 adopted under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be necessary to comply with Rule 16b-3, unless otherwise determined by the Board. For the purposes herein, the Board, and, upon delegation of authority to the Committee, the Committee, shall be referred to herein collectively as the “Administrator.”

     (b)     Any action of the Administrator may be taken by a written instrument signed by all of the members of the Board or the Committee, as the case may be, and any action so taken by written consent shall be as fully effective as if it had been taken by a majority of the members at a meeting duly held and called. Subject to the provisions of the Plan, the Administrator shall have full and final authority, in its discretion, to establish, amend and rescind rules and regulations for the administration of the Plan; to construe and interpret the Plan, the rules and regulations, and the agreements evidencing options granted under the Plan; and to make all other determinations deemed necessary or advisable for administering the Plan. Notwithstanding any other provision herein, (i) the Administrator also shall have authority, in its discretion, to accelerate the date that any option which was not otherwise exercisable or vested shall become exercisable or vested in whole or in part, and (ii) the Administrator shall also have authority, in its discretion, to extend the period during which an option may be exercised. To the extent, if any, necessary to comply with Rule 16b-3, provisions in SECTION 6 of the Plan relating to the grant of options, and the amount, price and timing of such options, shall not be subject to the discretion of the Administrator or any other person. No member of the Administrator shall be liable for any action or determination made in good faith with respect to the Plan. The Administrator may delegate to an officer or officers of the Company the authorization to execute and deliver on behalf of the Company any document or instrument required to be delivered under this Plan.

     SECTION 3. TYPE OF OPTIONS. Options granted pursuant to the Plan shall be nonstatutory options which are not intended to meet the requirements of SECTION 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

     SECTION 4. ELIGIBILITY. Directors of the Company who, at the time of grant, are not employees or officers of the Company (“Eligible Directors”) shall be eligible to participate in the Plan. Each Eligible Director to whom options are granted shall be referred to herein as a “Participant” in the Plan.

     SECTION 5. SHARES AVAILABLE UNDER THE PLAN. Subject to adjustment as provided in SECTION 10 below, an aggregate of 800,000 shares of the Company’s Common Stock, par value $0.001 (the “Common Stock”), shall be available for issuance pursuant to the provisions of the Plan. Such shares may be authorized and unissued shares or may be shares issued and thereafter acquired by the Company. If an option granted under the Plan shall expire or terminate for any reason without having been exercised in whole or in part, the unpurchased shares subject to such option shall again be available for subsequent option grants under the Plan.

     SECTION 6. AUTOMATIC GRANT OF OPTIONS.

     (a)     Annual Grants.

(i) On December 30, 1998 each Eligible Director shall receive an option to purchase 8,000 shares of Common Stock. During the period commencing with the first annual meeting of stockholders to occur after December 30, 1998 and ending October 30, 2001, each Eligible Director of the Company shall receive an annual option grant to purchase 4,000 shares of Common Stock. Commencing October 31, 2001, and ending on the date immediately prior to the 2003 Annual Meeting of Stockholders, each Eligible Director shall receive an annual option grant to purchase 12,000 shares of Common Stock. Except as provided in SECTION 6(b), the date of grant of an option (the “Grant Date”) shall be December 30, 1998 with respect to the options granted on that date and the first business day after each subsequent annual meeting of the stockholders with respect to the options granted on such subsequent dates. No annual option grants shall be made on or after the 2003 Annual Meeting of Stockholders.

(ii) Notwithstanding the provisions of SECTION 6(a) herein, in the event that a Participant fails to attend four Board meetings between the Grant Date and the date of the next annual meeting of the stockholders of the Company, the Participant shall forfeit options to purchase one-fourth (1/4) of the shares subject to the particular option for each meeting less than four which the Participant attends during such period; provided, however, that in the event the Participant fails to attend at least two Board meetings between the Grant Date and the date of the next annual meeting, the Participant shall forfeit all options granted to him or her on the previous Grant Date under this SECTION 6(a). Participation by conference telephone or by other telecommunications equipment will be deemed attendance at a Board meeting for the purpose of receiving options under this SECTION 6(a).

     (b)     Quarterly Grants. Commencing as of the close of the third fiscal quarter of fiscal year 2004, and thereafter, each Eligible Director who attends the regularly scheduled quarterly Board meeting for the respective fiscal quarter shall be granted an option for 3,000 shares of Common Stock. The last business day of each of the Company’s fiscal quarters shall be the Grant Date for options granted under this SECTION 6(b) and, on each such Grant Date, an option for 3,000 shares shall be granted to each Eligible Director who attended the regularly scheduled quarterly Board meeting for that fiscal quarter (with quarterly option grants commencing April 30, 2004 for attendance at the regularly scheduled Board meeting for the third quarter of fiscal year 2004). Participation by telephone conference or by other electronic means shall be deemed attendance at a Board meeting for the purpose of receiving options under this SECTION 6(b). Quarterly option grants awarded pursuant to this SECTION 6(b) shall not be subject to the forfeiture provisions applicable to annual option grants made pursuant to SECTION 6(a)(ii).

     (c)     Committee Meeting Grants. Commencing (i) with the date of the 2001 Annual Meeting of Stockholders, and thereafter, with respect to service on the Board’s Executive Committee, Audit Committee and/or Compensation and Management Development Committee, and (ii) with the date of the 2003 Annual Meeting of Stockholders, and thereafter, with respect to service on the Board’s Nominating/Corporate Governance Committee (each of the Executive Committee, Audit Committee, Compensation and Management Development Committee and Nominating/Corporate Governance Committee being referred to herein individually as a “Committee” and collectively as the “Committees”), each Eligible Director shall receive an option for 1,000 shares of Common Stock for each meeting of the respective Committee(s) on which the Eligible Director serves at which such Eligible Director is in attendance. The last business day of each of the Company’s fiscal quarters shall be the Grant Date for options granted under this SECTION 6(c), and, on each such Grant Date, an option for 1,000 shares shall be granted to each Eligible Director who served on a Committee at any time during the quarter then ending multiplied by the number of Committee meetings attended by such Eligible Director during such quarter. Participation by telephone conference or by other electronic means shall be deemed attendance at a Committee meeting for the purpose of receiving options under this SECTION 6(c). Options granted pursuant to SECTION 6(c) shall not be subject to the forfeiture provisions of SECTION 6(a)(ii).

     SECTION 7. TERMS AND CONDITIONS OF OPTIONS.

     7.1     Exercise and Term of Options.

     (a)     Each option granted under the Plan shall be exercisable at the rate of one-third (1/3) per year commencing on the first anniversary of the Grant Date, such that the option shall become exercisable in full on the third anniversary of each Grant Date, subject to the provisions of SECTION 7.1 (b) and SECTION 9 hereof. Options granted under the Plan shall expire ten years from the date on which the option is granted, unless terminated earlier in accordance with the Plan.

     (b)     Notwithstanding the provisions of SECTION 7.1(a) above, an option granted to any Participant shall become immediately exercisable in full upon the first to occur of:

(i) The death of the Participant, in which case the option may be exercised by the Participant’s executor or administrator, or if not so exercised, by the legatees or distributees of his or her estate or by such other person or persons to whom the Participant’s rights under the option shall pass by will or by the applicable laws of descent and distribution;

(ii) Such time as the Participant ceases to be a director of the Company by reason of his or her permanent disability (as determined by the Administrator);

(iii) Such time as the Participant ceases to be a director of the Company as a result of retirement from the Board of Directors on or after attaining age 65; or

(iv) Such time as a Participant ceases to be eligible to participate in this Plan by reason of his or her becoming an employee of the Company or any of its subsidiaries.

     (c)       In the event a Participant ceases to be a director of the Company by reason of death as described in SECTION 7.1(b)(i), any option granted to such Participant hereunder shall expire 90 days from the date the Participant ceases to be a director of the Company, but in no event later than the day preceding the tenth anniversary of the Grant Date of such option.

     (d)     In the event that the Participant ceases to be a director of the Company due to disability, retirement or becoming an employee of the Company or a subsidiary as described in SECTIONS 7.1(b)(ii) through (iv), and after his or her option has become exercisable in whole or in part, such option shall remain exercisable in whole or in part, as the case may be, in accordance with the terms hereof for a period of 30 days from the date the Participant ceases to be a director, but in no event later than the day preceding the tenth anniversary of the Grant Date of such option.

     (e)     In the event that the services of a Participant as a director of the Company terminate for a reason other than due to death, disability, retirement or becoming an employee of the Company as provided in SECTION 7.1(b)(i) through (iv) above, then his options shall terminate at the time of his termination of service; provided, however, that no portion of the option may be exercised later than the day preceding the tenth anniversary of the Grant Date of such option.

     7.2     Exercise Price. The exercise price of each share of Common Stock subject to an option shall be the “Fair Market Value” of a share of Common Stock on the Grant Date of the option. “Fair Market Value” means the value determined on the basis of the good faith determination of the Administrator, without regard to whether the Common Stock is restricted or represents a minority interest, pursuant to the applicable method described below:

     (a)     If the Common Stock is listed on a national securities exchange or quoted on The NASDAQ Stock Market (“NASDAQ”), the “Fair Market Value” shall be the closing price per share of the Common Stock on the date on which the option is granted or other determination is made (each, a “valuation date”) or the most recent trading date preceding the valuation date for which such information is available, as reported by the principal national exchange on which such shares are traded (in the case of an exchange) or by the NASDAQ, as the case may be;

     (b)     If the Common Stock is not listed on a national securities exchange or quoted on the NASDAQ, but is actively traded in the over-the-counter market, the “Fair Market Value” shall be the average of the closing bid and asked prices for the Common Stock on the valuation date, or the most recent trading date preceding the valuation date for which such quotations are reported; and

     (c)     If, on the relevant date, the Common Stock is not publicly traded or reported as described in SECTION 7.2(a) or (b) herein, the “Fair Market Value” shall be determined in good faith by the Administrator.

     7.3     Payment of Exercise Price; Tax Withholding.

     (a)       Subject to the terms and conditions of the Plan, an option granted hereunder shall, to the extent then exercisable, be exercisable in whole or in part by giving written notice to the Company’s Secretary stating the number of shares with respect to which the option is being exercised, accompanied by payment in full for such shares.

     (b)       An option may be exercised by providing payment (i) in cash or check and (ii) if approved by the Administrator, payment in full or in part may also be made (A) by delivering Common Stock already owned by the Participant having a total Fair Market Value on the date of such delivery equal to the Option Price; (B) by authorizing the Company to retain shares of Common Stock which would otherwise be issuable upon exercise of the Option having a total Fair Market Value on the date of delivery equal to the Option Price; (C) if approved by the Administrator and in accordance with applicable law, by the delivery of cash by a broker-dealer to whom the Participant has submitted a notice of exercise (in accordance with Part 220, Chapter II, Title 12 of the Code of Federal Regulations, so-called “cashless” exercise); or (D) by any combination of the foregoing. No shares of Common Stock will be issued until full payment therefor has been made.

     (c)     The Participant shall pay the Company an amount sufficient to cover withholding required by law for any federal, state, local or foreign taxes, if any, in connection with an exercise of options herewith. A Participant may elect in lieu of paying cash to deliver shares of Common Stock or direct the Company that shares of Common Stock be withheld to satisfy required tax withholding and such shares shall be valued at the Fair Market Value as of the exercise date and the Administrator shall determine the timing and other terms and conditions in which the use of shares of Common Stock to satisfy tax withholding may take place.

     7.4     Rights as a Stockholder. No person will have any rights of a stockholder as to shares of Common Stock subject to an option until, after proper exercise of the option or other action required, such shares have been recorded on the Company’s official stockholder records as having been issued or transferred. Upon exercise of the option or any portion thereof, the Company will have thirty (30) days in which to issue the shares, and the Participant will not be treated as a stockholder for any purpose whatsoever prior to such issuance. No adjustment will be made for cash dividends or other rights for which the record date is prior to the date such shares are recorded as issued or transferred in the Company’s official stockholder records, except as provided herein or in an option agreement.

     7.5     Documentation of Option Grants. Option grants shall be evidenced by written instruments prescribed by the Administrator from time to time. The instruments may be in the form of agreements to be executed by both the Participant and the president or any vice president of the Company or in the form of certificates, letters or similar instruments, which need not be executed by the Participant but acceptance of which will evidence agreement to the terms of the grant.

     7.6     Nontransferability of Options. Except as otherwise provided in this SECTION 7.6, no option granted under the Plan shall be assignable or transferable by the Participant to whom it is granted, either voluntarily or by operation of law, except (a) by will or the laws of descent and distribution or (b) to the extent permitted by the Administrator in a manner consistent with the registration provisions of the Securities Act of 1933, as amended (the “Securities Act”), during the lifetime of the Participant, to (i) the spouse or lineal descendants of the Participant (“Immediate Family Members”), (ii) a trust or trusts maintained for the exclusive benefit of the Participant and/or such Immediate Family Members, or (iii) a limited partnership or limited liability company in which the only partners or members are the Participant and/or such Immediate Family Members, formed for estate planning purposes; provided, that (y) the stock option agreement or any amendment thereto executed by the Administrator pursuant to which such option is granted must expressly provide for the transferability in a manner consistent with this SECTION, and (z) subsequent transfers of a transferred option shall be prohibited (except as otherwise provided in this SECTION 7.6), and except that distributions may be made to the Participant and/or such Immediate Family members from trusts, family limited partnerships or family limited liability companies described herein). Following a transfer permitted herein, any such option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided, that for the purposes of SECTIONS 7.3 and 7.4 of this Plan, the term “Participant” shall be deemed to refer to the permitted transferee with respect of the options so transferred. The events contained in SECTIONS 7.1(b), 7.1(c) 7.1(d) and 7.1(e) shall continue to be applied with respect to the original Participant, and transferred options shall expire at or after the date the original Participant ceases to be a director of the Company as provided in SECTIONS 7.1(c), 7.1(d) and 7.1(e) and shall otherwise be exercisable by the transferee only to the extent and for the periods specified in SECTIONS 7.1 and 7.3.

     7.7     Approvals. The effectiveness of the Plan and any options granted hereunder are subject to the approval of the Plan by affirmative vote of a majority of the shares of the Common Stock present in person or by proxy and entitled to vote at an annual or special meeting of the stockholders or by written consent as provided in the Company’s charter or by-laws. In the event that the Plan is not approved by the stockholders, the Plan and any options granted hereunder shall be void as of no effect.

     The Company’s obligation to sell and deliver shares of Common Stock under the Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of the Common Stock.

     SECTION 8. REGULATORY COMPLIANCE AND LISTING. The issuance or delivery of any shares of stock subject to exercisable options hereunder may be postponed by the Administrator for such period as may be required to comply with any applicable requirements under federal securities laws, any applicable listing requirements of any national securities exchange or similar organization or any requirements under any law or regulation applicable to the issuance or delivery of such shares. The Company shall not be obligated to issue or deliver any such shares if the issuance or delivery thereof would constitute a violation of any provision of any law or of any regulation of any governmental authority or any rule of any national securities exchange or similar organization.

     SECTION 9. CHANGE IN CONTROL. Notwithstanding anything to the contrary in the Plan, the following shall apply to all outstanding options granted under the Plan:

     9.1     Definitions. The following definitions shall apply to this SECTION 9:

     (a)       A “Change in Control” shall mean:

(i) The acquisition by any individual entity or group (within the meaning of SECTION 13(d)(3) or 14(d)(2) of the 1934 Act) or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 50% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company or any of its subsidiaries, (B) any acquisition by the Company or any of its subsidiaries, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, (D) any acquisition by any corporation with respect to which, following such acquisition, more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by individuals, entities or groups who were the beneficial owners, respectively, of at least 50% of the Outstanding Voting Securities immediately prior to such acquisition in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Outstanding Voting Securities, or (E) the acquisition by any individual, entity or group which on the date this Plan was adopted by the Board owned 50% or more of the Outstanding Voting Securities.

(ii) Approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Voting Securities immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Voting Securities; or

(iii) Approval by the stockholders of the Company of (A) a complete liquidation or dissolution of the Company or (B) the sale or other disposition of all or substantially all of the assets of the Company other than to a corporation, with respect to which following such sale or other disposition, more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power for the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Voting Securities.

     (b)       “CIC Price” shall mean the higher of (i) the highest price paid for a share of Common Stock in the transaction or series of transactions pursuant to which a Change in Control of the Company shall have occurred, or (ii) the highest reported sales price of a share of Common Stock during the 60-day period immediately preceding the date upon which the event constituting a Change in Control shall have occurred.

     9.2     Acceleration of Vesting and Payment of Stock Options.

     (a)       Upon the occurrence of an event constituting a Change in Control, all options outstanding on such date shall become 100% vested and exercisable and shall be repurchased by the Company by making a cash payment to the Participant for such options as soon as may be practicable. Upon such payment, such stock options shall be canceled.

     (b)       The amount of cash to be paid to a Participant shall be determined by multiplying the number of shares subject to the Participant’s outstanding options by the difference between the exercise price per share and the CIC Price, if higher.

     (c)     Notwithstanding SECTION 9.2(a) and 9.2(b) herein, if the exercise price of options held by a Participant exceeds the CIC Price or the Fair Market Value on the date on which the first event constituting a Change in Control (as defined in SECTION 9.1 herein) occurs, as the case may be, such option shall be 100% vested and exercisable but shall not be canceled.

     SECTION 10. ADJUSTMENT IN EVENT OF CHANGES IN CAPITALIZATION. In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company’s capitalization, or other distribution with respect to holders of the Common Stock (other than normal cash dividends), automatic adjustment shall be made in the number and kind of shares as to which outstanding options or portions thereof then unexercised shall be exercisable and in the available shares set forth in SECTION 5 hereof, to the end that the proportionate interest of the option holder shall be maintained as before the occurrence of such event. Such adjustment in outstanding options shall be made without change in the total price applicable to the unexercised portion of such options and with a corresponding adjustment in the option price per share. Automatic adjustment shall also be made in the number and kind of shares subject to options subsequently granted under the Plan.

     SECTION 11. NO RIGHT TO REELECTION. Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any non-employee director for reelection by the Company’s stockholders, nor confer upon any non-employee director the right to remain a member of the Board for any period of time or at any particular rate of compensation.

     SECTION 12. AMENDMENT AND TERMINATION.

     (a)     The Board may amend, modify or terminate the Plan at any time and from time to time; provided, however, that unless required by law, no such amendment or modification shall (i) materially adversely affect any right or obligation with respect to any outstanding option without the consent of the holder of the option, or (ii) unless previously approved by the stockholders, increase the number of shares of Common Stock available for grants as provided in SECTION 5 hereof other than an adjustment pursuant to SECTION 10 hereof. In addition, no such amendment shall, unless previously approved by the stockholders (where such approval is necessary to satisfy then applicable requirements of federal securities laws, the Code or rules of any stock exchange on which the Company’s Common Stock is listed) (i) in any manner affect the eligibility requirements set forth in SECTION 4 hereof, (ii) increase the number of shares of Common Stock subject to any option, (iii) change the purchase price of the shares of Common Stock subject to any option, (iv) extend the period during which options may be granted under the Plan, or (v) materially increase the benefits to Participants under the Plan.

     (b)     Unless earlier terminated by the Board of Directors, or the shares reserved under the Plan shall have all been committed for options granted pursuant to the Plan, the Plan shall terminate on December 31, 2008; provided, however, that options which are granted on or before this date shall remain exercisable in accordance with their respective terms after the termination of the Plan.

     SECTION 13. SUCCESSORS AND ASSIGNS. The Plan shall be binding on all successors and permitted assigns of a Participant, including but not limited to, the estate of such Participant and the executor, administrator or trustee of such estate, the guardian or legal representative of the Participant.

     SECTION 14. GOVERNING LAW. The validity, construction and effect of the Plan and any action taken or relating to the Plan shall be determined in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws, and applicable federal law.

     SECTION 15. SECTION 16(B) COMPLIANCE. It is the intention of the Company that transactions by Eligible Directors under the Plan shall comply with Rule 16b-3 under the Exchange Act. If any Plan provision is later found not to be in compliance with SECTION 16 of the Exchange Act, then, unless the Administrator shall determine otherwise, the provision shall be deemed null and void or otherwise construed in such a manner as to enable transactions under the Plan to meet the requirements of Rule 16b-3 or any successor rule.

     IN WITNESS WHEREOF, this Amended and Restated Stock Option Plan for Non-Employee Directors, as further amended and restated effective as of October 17, 2003, has been executed in behalf of the Company.

BLUE RHINO CORPORATION

By:	/s/ Billy D. Prim

Billy D. Prim
Chief Executive Officer

Attest:

/s/ D. Scott Coward

D. Scott Coward
Secretary

[Corporate Seal]